EXHIBIT (8)(a)(1)

AMENDMENT NO. 1 TO PARTICIPATION AGREEMENT

(DWS)

AMENDMENT TO PARTICIPATION AGREEMENT

This amendment (the “Amendment) made and entered into this 1st day of May, 2011, to the participation agreement by and among TRANSAMERICA LIFE INSURANCE COMPANY (the “Company”), on its own behalf and on behalf of each segregated account (individually an “Account”) of the Company, DWS VARIABLE SERIES I, DWS VARIABLE SERIES II, and DWS INVESTMENTS VIT FUNDS (individually, a “Fund”), DWS INVESTMENTS DISTRIBUTORS, INC. (formerly, DWS Scudder Distributors, Inc.) (the “Underwriter”) and DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC. (the “Adviser”) (collectively, the “Parties”).

WITNESSETH:

WHEREAS, the parties hereto have entered into an Amended and Restated Participation Agreement, dated as of the 1st of February, 2007, (the “Agreement”), pursuant to which the Fund has agreed to make shares of the Fund available for purchase and redemption by certain Accounts of the Company in connection with the Company’s variable contracts;

WHEREAS, the parties desire to modify the Agreement in certain respects;

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereby acknowledge and agree as follows:

1.	Defined Terms. Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

2.	Amendment of Agreement. The Agreement is hereby amended as follows:

a.	Schedule A and Schedule B are replaced in their entirety with Schedule A and Schedule B attached to this Amendment;

b.	A new Article XIII “Confidential Information” is added to the Agreement and attached to this Amendment; and

c.	Effective May 1, 2011 a new Article XIV “Summary Prospectus” is added to the Agreement and attached to this Amendment.

3.	Terms and Conditions. Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

4.	Authority to Bind. Each of the parties hereby represents and warrants that the execution, delivery and performance of this Amendment are within the party’s corporate power and have been or will be duly authorized by all necessary corporate action, and this Amendment constitutes the legal, valid and binding obligation of the party in accordance with its terms.

5.	Executable Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

6.	Applicable Law. This Amendment shall be construed in accordance with and be governed by the laws of the Commonwealth of Massachusetts.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers or authorized representatives as of the day and year first above written.

TRANSAMERICA LIFE INSURANCE COMPANY		DWS INVESTMENTS VIT FUNDS

By:	/s/ Arthur D. Woods	By:	/s/ Rita Rubin

Name:	Arthur D. Woods	Name:	Rita Rubin

Title:	Vice President	Title:	Assistant Secretary

DWS INVESMENTS DISTRIBUTORS, INC.		DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.

By:	/s/ Alban Miranda	By:	/s/ Alban Miranda

Name:	Alban Miranda	Name:	Alban Miranda

Title:	COO	Title:	COO

By:	/s/ Michael Woods	By:	/s/ John Ashley

Name:	Michael Woods	Name:	John Ashley

Title:	CEO	Title:	Director

DWS VARIABLE SERIES I		DWS VARIABLE SERIES II

By:	/s/ Rita Rubin	By:	/s/ Rita Rubin

Name:	Rita Rubin	Name:	Rita Rubin

Title:	Assistant Secretary	Title:	Assistant Secretary

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SCHEDULE A

Name of Separate Account and Date Established by Board of Directors

and Contracts Funded by the Separate Account

Contracts Funded by Separate Account	Name of Separate Account	Date Established

Advantage V Variable Adjustable Life Policy	PFL Corporate Account One	August 10, 1998

Advantage VI Variable Adjustable Life Policy	PFL Corporate Account One	August 10, 1998

Advantage X Variable Adjustable Life Policy	Transamerica Corporate Separate Account Sixteen	June 16, 2003

Advantage R3 Variable Adjustable Life Policy	Transamerica Separate Account R3	November 23, 2009

Flexible Premium Variable Annuity – S, under the marketing name “DWS Personal Pension Variable Annuity”	Separate Account VA HH	November 4, 2009

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SCHEDULE B

DESIGNATED PORTFOLIOS AND CLASSES THEREOF

DWS Variable Series I – Class A	DWS Variable Series II – Class A	DWS Investment VIT Funds – Class A
DWS Bond VIP	DWS Alternative Asset Allocation Plus VIP	DWS Equity 500 Index VIP

DWS Capital Growth VIP	DWS Balanced VIP	DWS Small Cap Index VIP

[DWS Global Opportunities VIP] DWS Global Small Cap Growth VIP*	DWS Blue Chip VIP

DWS Growth & Income VIP	DWS Core Fixed Income VIP

DWS Health Care VIP	DWS Diversified International Equity VIP

DWS International VIP	DWS Dreman Small Mid Cap Value VIP

DWS Global Thematic VIP

DWS Government & Agency Securities VIP

DW High Income VIPS

DWS Large Cap Value VIP

[DWS Mid Cap Growth VIP]**

DWS Money Market VIP

[DWS Small Cap Growth VIP]**

DWS Small Mid Cap Growth VIP**

DWS Strategic Income VIP

*	DWS Global Opportunities VIP name to be changed to DWS Global Small Cap Growth VIP on or about May 1, 2011
**	DWS Mid Cap Growth VIP will be merged into DWS Small Cap Growth VIP on or about May 1, 2011, and DWS Small Cap Growth VIP name will be changed to DWS Small Mid Cap Growth VIP on or about May 1, 2011

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ARTICLE XIII. Confidential Information

Each party to this Agreement acknowledges that in order to perform the duties called for in this Agreement, it may be necessary for a party (“owner”) to disclose to the other party(ies) certain “Confidential Information.” Confidential Information means non-public, proprietary information, data or know-how of an owner, including, but not limited to, personal information of an owner’s customers. No party will use another party’s Confidential Information except as required for the performance of this Agreement. Each party will use commercially reasonable efforts in a manner fully consistent with industry standards and applicable federal, state and international laws and regulations to hold in confidence a party’s Confidential Information. Notwithstanding the foregoing, Confidential Information does not include information which is: (i) already in the possession of the receiving party or its subsidiaries and not subject to a confidentiality obligation to the providing party; (ii) independently developed by the receiving party; (iii) publicly disclosed or in the public domain through no fault of the receiving party; (iv) rightfully received by the receiving party or its subsidiaries from a third party that is not under any obligation to keep such information confidential; (v) approved for release by written agreement with the owner; or (vi) disclosed pursuant to the requirements of law, regulation or court order.

Each party to this Agreement represents, warrants and agrees that it has adopted and implemented, and will continue to have in place and follow for the term of this Agreement and thereafter, appropriate policies and procedures designed to detect, prevent and mitigate the risk of identity theft and other breaches of privacy concerning Confidential Information. Each party agrees to take immediate and appropriate measures to respond to any breach of privacy concerning Confidential Information of the owner, and to notify the owner in writing regarding such breach in the most expedient time possible and without unreasonable delay; provided, however, that a party may postpone providing such notice as the party deems consistent with the legitimate needs of law enforcement. Each party further agrees to provide the owner with a copy of its plan to remediate any such breach and to pay for all costs associated with such remediation and with providing written notice of such breach to the applicable party.

Each party agrees to establish and maintain (i) administrative, technical and physical safeguards against the destruction, loss or alteration of Confidential Information, and (ii) appropriate security measures to protect Confidential Information, which measures are consistent with the laws and regulations of the Commonwealth of Massachusetts relating to personal information security and with all other applicable federal, state and international laws and regulations relating to personal information security.

The provisions found in this Article on Confidential Information will survive any expiration or termination of the Agreement.

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ARTICLE XIV. Summary Prospectus

Should the Fund and the Company desire to distribute the prospectuses of the Portfolios within the Fund pursuant to Rule 498 of the Securities Act of 1933, as amended, (“Rule 498), the roles and responsibilities of the Parties to the Agreement, for complying with Rule 498 and other applicable laws, are set forth as follows.

14.1. For purposes of this Section 21, the terms Summary Prospectus and Statutory Prospectus shall have the same meaning as set forth in Rule 498.

14.2. The Fund or its designee shall provide, or cause to provide, the Company, upon request, with copies of the Summary Prospectuses in the same manner and at the same times as the Agreement requires that the Fund provide the Company with Statutory Prospectuses.

14.3. The Fund and the Adviser shall be responsible for compliance with Rule 498(e).

14.4. The Fund and the Adviser each represent and warrant that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply in all material respects with the requirements of Rule 498 applicable to the Fund and its series. The Fund further represents and warrants that it has appropriate policies and procedures in place to ensure that such web site continuously complies with Rule 498.

14.5. The Fund and the Adviser each agree that the URL indicated on each Summary Prospectus will lead policyholders/contract owners directly to the web page used for hosting Summary Prospectuses (“Landing Page”) and that such Landing Page will host the current Fund and series’ documents required to be posted in compliance with Rule 498. The Fund shall use its best efforts to promptly notify the Company of any unexpected interruptions in availability of this Landing Page that last more than 24 hours.

14.6. The Fund and the Adviser represent and warrant that they will be responsible for compliance with the provisions of Rule 498(f)(1) involving policyholder/contract owner requests for additional Fund documents made directly to the Fund, the Adviser or one of their affiliates. The Fund and the Adviser further represent and warrant that any information obtained about policyholders/contract owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Fund documents.

14.7. The Company represents and warrants that it will be responsible for compliance with the provisions of Rule 498(f)(1) involving requests for additional fund documents made by policyholders/contract owners directly to the Company or one of its affiliates.

14.8. The Company represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses will be done in compliance with Rule 498.

14.9. If the Fund determines that it will end its use of the Summary Prospectus delivery option, the Fund and the Adviser will use its best efforts to provide the Company with at least 60 days’ advance notice of its intent.

14.10. The Parties agree that the Company is not required to distribute Summary Prospectuses to its policyholders/contract owners, but rather that the use of the Summary Prospectus will be at the discretion of the Company. The Company agrees that it will give the Adviser and the Fund prompt and sufficient notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.

14.11. The Parties agree that all other provisions of the Agreement, including the Indemnification provisions, will apply to the terms of this Section XIV, as applicable.

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